[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

Exhibit 10.26

MARKETING SERVICES AGREEMENT

This Marketing Services Agreement (the “Agreement”) is entered into as of Apr 2, 2003 (the “Effective Date”) by and between Charles River Laboratories, Inc., a Delaware corporation with its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (“Charles River”), Xenogen Corporation, a Delaware corporation with its principal place of business a 860 Atlantic Avenue, Alameda, California, 94501 (“Xenogen”) and Xenogen Biosciences Corporation, an Ohio corporation with its principal place of business at 5 Cedar Brook Drive, Cranbury, NJ 08512 (“XenogenBio”).

Whereas, Charles River is a supplier of laboratory research models and related products and services for use in biomedical research and development; and

Whereas, XenogenBio is a wholly owned subsidiary of Xenogen, and a creator of laboratory research models and related services for use in biomedical research and development (“Creation Services”), which Creation Services are more fully described on Exhibit A attached hereto; and

Whereas, Charles River, Xenogen and XenogenBio wish to enter into a business arrangement that will enable them to work together to market and sell the Creation Services.

Now, therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.	Joint Responsibilities. Charles River and Xenogen will coordinate efforts and assist each other in the marketing and selling of the Creation Services.

2.	Responsibilities of Charles River. Charles River shall:

(a)	Market the Creation Services in the United States and Canada (“North America”) and forward information regarding sales leads of the Creation Services to XenogenBio in accordance with the Marketing Plan attached hereto as Exhibit B (“Marketing Plan”).

(b)	Participate in quarterly conference calls with XenogenBio to provide updates and manage the marketing collaboration.

(c)	Provide quarterly reports to XenogenBio specifying the marketing activities undertaken, together with a summary of all sales leads previously provided to XenogenBio.

(d)	Designate a representative to be the primary contact for the management and execution of this Agreement.

3.	Responsibilities of Xenogen and XenogenBio.

(a)	Xenogen and XenogenBio shall pursue all sales leads provided by Charles River, including without limitation, closing sales and servicing customers in the manner that Xenogen and each would ordinarily and typically pursue and close similar sales leads.

Confidential - Xenogen Corporation

(b)	XenogenBio shall perform Creation Services for customers, in a timely fashion and in accordance with customer specifications with the same level of diligence and skill as XenogenBio ordinarily and typically provides for its other customers.

(c)	Xenogen and XenogenBio, as appropriate, shall provide training for Charles River’s sales force and other personnel as set forth in the Marketing Plan.

(d)	Xenogen and XenogenBio, as appropriate, shall provide technical content for the marketing and sales materials described in the Marketing Plan and assist Charles River in the creation of the technical content for the marketing and sales materials.

(e)	Xenogen and XenogenBio, as appropriate, shall participate in quarterly conference calls with Charles River to provide updates and manage the marketing collaboration.

(f)	XenogenBio shall provide quarterly written reports to Charles River specifying the sales leads received, both directly and indirectly.

(g)	Xenogen shall designate a representative to be the primary contact for the management and execution of this Agreement.

4.	Compensation. Either of Xenogen or XenogenBio shall make the following payments to Charles River;

(a)	Xenogen or XenogenBio shall pay Charles River an annual nonrefundable fee ***.

(b)	Subject to Section 4(d) and 4(e) below, Xenogen or XenogenBio shall pay Charles River a commission on revenue from the Creation Services (“Revenue”) ***.

(c)	Revenue shall mean the amount invoiced by XenogenBio to third parties for the Creation Services less:

(i)	charges for insurance, freight and other transportation costs directly related to the delivery of the Creation Services to the extent included in the gross invoiced sales price;

(ii)	credits or allowances actually granted upon claims, rejections or returns of sales of the Creation Services; and

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(iii)	any sales, excise, use or ad valorem taxes and any direct governmental charges included in such invoice as a separately stated charge, as adjusted for rebates, charge backs and refunds.

(d)	The parties agree and acknowledge that with respect to those certain customers set forth on Exhibit D attached hereto, only the amounts received from those customers in excess of the amounts set forth on Exhibit D shall be included in Revenue for the purposes of this Agreement.

(e)	All commission payments shall be made on a calendar quarter basis within thirty (30) days after the end of each quarter for which commissions are due. Each commission payment shall be accompanied by a written report setting forth the calculation of Revenue and the calculation of commission due. Such reports shall include at least the total amount invoiced for the Creation Services, the amount of the allowable deductions and the amount of the total commissions due. If no commission payments are due for a particular quarter, the report shall be delivered as required above and shall state that no commissions are due.

(f)	All commissions shall be payable in full in United States Dollars, regardless of the countries in which sales are made. For the purpose of computing Revenue for which a currency other than United States Dollars is received, such currency shall be converted into United States dollars at the exchange rate for buying United States Dollars set forth in The Wall Street Journal for the last business day of the calendar quarter.

(g)	Any payment due and payable by Xenogen and XenogenBio to Charles River under this Agreement not made on the date such payment is due and payable, including without limitation any installment of the Annual Fee, shall bear interest as of the date such payment was due and shall continue to accrue interest until such payment is made at a rate equal to the lesser of one and one-half percent (1.5%) interest per month or the maximum rate permitted by applicable law.

5.

Record Retention; Audits. XenogenBio shall keep for three (3) years from the date of each commission payment complete and accurate records of sales by XenogenBio of the Creation Services in sufficient detail to allow the accruing commissions hereunder to be determined accurately. Charles River shall have the right for a period of three (3) years after receiving any report or statement with respect to commissions due and payable to appoint an independent certified public accountant, at Charles’s expense, to inspect the relevant records of Xenogen to verify such report or statement. XenogenBio shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Charles River, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year. Charles River agrees to hold in strict confidence all information concerning commission payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Charles River to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. The results of each inspection, if any, shall be binding on both Parties. The cost of the inspection shall be borne by Charles River, provided however that if the inspection reveals that the records were not kept as required hereunder, or that an underpayment of ten

Confidential - Xenogen Corporation

percent (10%) or more has occurred in any quarterly period, XenogenBio shall pay the cost of the inspection, together with the underpayment and interest calculated as set forth above.

6.	Term and Termination.

(a)	The term of the Agreement shall expire twenty-four (24) months following the Effective Date. The parties acknowledge that in order for the Creation Services to be included in the next annual Charles River printed catalogue of services (the “Charles River Catalogue”), this Agreement must be in full force and effect on October 1 of the preceding year and not due to expire during the next full calendar year. This Agreement may be renewed by the mutual agreement of the parties.

(b)	The Agreement may be terminated at any time by any party in the following ways:

(i) by Xenogen, XenogenBio or Charles River, upon written notice effective immediately, in the event any of them acquires or is acquired by a competitor; or

(ii) upon written notice in the event (a) that any party shall have dissolved, ceased active business operations or liquidated itself, or (b) of bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the United States Code, have been brought by or against another party and remains undismissed or unwithdrawn for a period of thirty (30) days, or (c) an assignment has been made for the benefit of another party’s creditors or a receiver of such party’s assets has been appointed

(iii) by a non-defaulting party upon thirty (30) days’ written notice to the defaulting party (which notice shall specify the nature of the default), if any party shall have failed in the full and timely observance or performance of any of its covenants or obligations under this Agreement, provided however that if the default is cured within the thirty (30) day period, the notice shall be withdrawn and of no effect. Notwithstanding anything contained herein to the contrary, upon the third occurrence of the same or similar default in a twelve (12) month period, no thirty (30) day cure period shall be available and the non-defaulting party may terminate the Agreement immediately upon written notice.

(c)	In the event of termination by either party, Xenogen and XenogenBio shall remain responsible for all payments due and payable through the termination date, except as otherwise set forth herein.***

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Charles River shall own all marketing materials developed pursuant to this Agreement after the termination or expiration of this Agreement for any reason, although Charles River shall no longer have a license to use any of Xenogen’s trademarks or service marks in any manner.

(d)	Termination and expiration of this Agreement for any reason shall be without prejudice to the rights and obligations of the parties provided in Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 21, all of which shall survive such termination and any other rights or remedies provided at law or equity which either party may otherwise have against the other.

7.	Confidentiality.

(a)	The parties anticipate that they will exchange proprietary and confidential information during the term of this Agreement. The parties shall identify, in writing, such information as confidential and/or proprietary. Each party shall maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure unless required to disclose such information. Neither party shall use the other party’s proprietary or confidential information for any purpose other than in performance of this Agreement. Each party, upon the others request, will return all the confidential information disclosed or transferred to it by the other party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of the request following the termination of this Agreement; provided that one copy of the confidential information may be retained in inactive archives solely for the purpose of ensuring compliance herewith. The obligations of confidentiality set forth in this paragraph will survive termination or expiration of this Agreement for a period of five (5) years. The confidentiality provisions of this paragraph shall not apply to any part of such information, for which it can be established by competent written proof that:

(i)	is known to the receiving party, other than under an obligation of confidentiality, at the time it was obtained from the disclosing party;

(ii)	is acquired by receiving party from a third party and such third party did not obtain such information directly or indirectly from the disclosing party under obligation not to disclose;

(iii)	is or becomes published or otherwise in the public domain other than by violation of this Agreement by the receiving party; or

(iv)	is independently developed by the receiving party without reference to or use of the information provided by the disclosing party.

(b)	Neither Xenogen nor XenogenBio, on the one hand, or Charles River may publicly disclose the existence or terms of this Agreement without the prior written consent of the other provided, however, that Charles River may disclose the existence of the Agreement for the purposes of marketing and selling the Creation Services and any party may make such a disclosure to the extent required by law, including the rules of a stock exchange on which it is listed. Such disclosure shall be on reasonable notice to the other parties and after taking all reasonable steps to maintain confidentiality.***

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8.	Trademarks and Copyrights. Xenogen grants Charles River a non-exclusive license in its trademarks, service marks, tradenames and copyrights related to the Creation Services (the “Xenogen Rights”) for the term of this Agreement solely for the purposes of marketing and selling the Creation Services as described in the Marketing Plan. Xenogen reserves all rights not expressly granted herein. Charles River acknowledges that it has no interest in the Xenogen Rights other than the licenses granted under this Agreement, and that Xenogen will remain the sole and exclusive owner of all right, title and interest in the Xenogen Rights. Charles River agrees that Charles River’s use of the Xenogen Rights and any good will in such trademarks, service marks, tradenames and copyrights resulting from Charles River’s use will inure solely to the benefit of Xenogen and will not create any right, title or interest for Charles River in the Xenogen Rights. Charles River shall not contest, oppose or challenge Xenogen’s ownership of the Xenogen Rights. Charles River agrees that it will do nothing to impair Xenogen’s ownership or rights in the Xenogen Rights. Charles River shall not, during the term of this Agreement or thereafter, register, use, or attempt to obtain any right in and to any Xenogen Right (other than those rights granted herein) or in and to any name, logo or trademark confusingly similar thereto or any derivative work of a Xenogen Right. Charles River agrees that at no time during or after the term of this Agreement to challenge or assist others to challenge the Xenogen Rights or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to such Xenogen Rights or that are derivative works of a Xenogen Right. Charles River shall not use any Xenogen Right or other proprietary mark of Xenogen or Xenogen’s suppliers or licensors in a manner that has not been approved by Xenogen, and shall only use such Xenogen Rights in conformity with the style and usage developed by Xenogen.

9.	Warranties and Representations.

(a)	XenogenBio warrants that it owns or has rights of sufficient scope to the intellectual property included within the Creation Services, and that, as of the Effective Date, it is not the subject of a claim or suit by a third party that XenogenBio’s own marketing and sale of the Creation Services infringes the intellectual property rights of such third party.

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(b)	Charles River, Xenogen and XenogenBio each represents and warrants to the other, as of the Effective Date, as follows:

(i) It is a corporation duly organized, validly existing and is in good standing under the laws of the state in which it is incorporated, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

(ii) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or (b) violate any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

(iii) This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

(iv) It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and that it has all power and authority under all instruments or agreements to which it is a party to enter into this Agreement and to perform its obligations hereunder.

10.	Warranty Disclaimer. EXCEPT AS STATED ABOVE, EACH PARTY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

11.	Indemnification and Covenant not to Sue.

(a)

In the event of any claim or allegation against Charles River by a third party of (i) infringement or misappropriation of copyright, patent, trade secret or any other intellectual property right included within the Creation Services arising out of XenogenBio’s performance of such Creation Services, or (ii) breach of warranty by XenogenBio relating to the Creation Services performed for such third party, personal injury or product liability or any other matter regarding Charles River’s marketing or advertising of the Creation Services and related to XenogenBio’s performance of such Creation Services for such third party, or (iii) any other matter arising from the negligence or wilful misconduct of Xenogen or XenogenBio hereunder, Xenogen and XenogenBio will, at their expense, indemnify, defend and hold Charles River harmless from any such claim,

Confidential - Xenogen Corporation

damages, losses, liabilities, fines, penalties, costs and expenses (including reasonable attorneys’ fees) (any of the foregoing, a “Claim”) incurred by Charles River and pay any damages awarded or settlement reached in connection therewith, provided that Charles River shall promptly notify Xenogen of any such Claim, and Xenogen shall have the sole and exclusive authority to defend and/or settle any such Claim; provided that Charles River shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The foregoing indemnification shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of Charles River, which consent will not be unreasonably withheld or delayed. Xenogen and XenogenBio shall keep Charles River informed of the progress of such litigation.

(b)	Xenogen and XenogenBio acknowledge and agree that any services performed by Charles River on genetically manipulated stocks and strains delivered to Charles River by non-affiliated third parties, other than creation services utilizing (i) those patented technologies that XenogenBio uses in the course of performing any of the Creation Services and has the exclusive right to sublicense to others, or (ii) services or materials related to detection, observation and reporting of light emitted from within living mammals (the “CRL Services”) do not infringe upon Xenogen’s or XenogenBio’s intellectual property rights. Xenogen and XenogenBio agree that neither will bring or threaten suit against Charles River for infringement of any of Xenogen’s or XenogenBio’s intellectual property rights, cooperate with third parties in bringing suit against Charles River for infringement of any of Xenogen’s or Xenogen’s intellectual property rights or otherwise seek to impose legal or equitable constraints on Charles River for infringement of Xenogen’s or XenogenBio’s intellectual property rights due to the CRL Services.

(c)	In the event of any claim or allegation against Xenogen or XenogenBio by a third party arising from (i) the negligence or wilful misconduct of Charles River hereunder, or (ii) Charles River’s marketing and sales of the Creation Services, Charles River will, at its expense, indemnify, defend and hold Xenogen and XenogenBio harmless from any such Claim, incurred by Xenogen and XenogenBio and pay any damages awarded or settlement reached in connection therewith, provided that Xenogen or XenogenBio shall promptly notify Charles River of any such Claim, and Charles River shall have the sole and exclusive authority to defend and/or settle any such Claim; provided that Xenogen and XenogenBio shall have the right to participate, at their own expense, with counsel of their own choosing in the defense and/or settlement of such Claim. The foregoing indemnification shall not apply to amounts paid with respect to settlement of any Claim, if such settlement is effected without the consent of Xenogen or XenogenBio, which consent will not be unreasonably withheld or delayed. Charles River shall keep Xenogen and XenogenBio informed of the progress of such litigation.

12.	Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE

Confidential - Xenogen Corporation

OTHER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF OPPORTUNITIES, LOSS OF DATA, LOSS OF USE DAMAGES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING OUT OF THIS AGREEMENT.

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14.	Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

If to Xenogen	Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: V.P., Corporate Development

With a copy to:	Xenogen Biosciences 5 Cedar Brook Drive Cranbury, NJ 08512 Attn: Legal Department

If to Charles River:	Charles River Laboratories, Inc. 251 Ballardvale Street Wilmington, MA 01887 Attn: General Counsel

Notices shall be deemed given as of the date received.

15.	Relationship of Parties. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. No party shall have any authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create or attempt to assume or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent or employee of the other.

16.	Assignment and Successors. Neither this Agreement nor any obligation of a party hereunder may be assigned by a party without the consent of the other which shall not be unreasonably withheld, except that each party may assign this Agreement and the rights, obligations and interests of such party, to any of its affiliates without such consent. A change in control of any Party shall be deemed an assignment hereunder.

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17.	Force Majeure. None of Charles River, Xenogen or XenogenBio shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters, explosion, strike, acts of terrorism, war, government requirement, civil or military authority, act of God or any causes beyond the reasonable control of Charles River, Xenogen or XenogenBio. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Dispute Resolution. The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement. In the event that negotiations are not successful, the controversy, claim, or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration before three (3) arbitrators. Such arbitration shall take place in Boston, Massachusetts if Xenogen or XenogenBio is the plaintiff and in New York, New York if Charles River is the Plaintiff, and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the laws of the Commonwealth of Massachusetts. Within seven (7) calendar days after either party makes a written demand on the other for arbitration, each of Charles River on the one hand and Xenogen and XenogenBio on the other shall select one (1) arbitrator. A third arbitrator shall be chosen by the arbitrators selected by the parties involved within thirty (30) days of the demand for arbitration, and shall act as chairman. In the event that any arbitrator is not appointed in the prescribed time period, either party involved may apply to the American Arbitration Association for the appointment of such arbitrator. A record and transcript of the proceedings shall be maintained. Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties involved fails or refuses to participate in the arbitration. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All costs of such arbitration, except expert fees and attorneys’ fees, shall be shared equally by the parties involved in such arbitration.

19.	Entire Agreement. This Agreement constitutes the entire agreement between Charles River, Xenogen and XenogenBio with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings and negotiations, whether written or oral, regarding the subject matter hereof. No waiver, consent, modification, amendment or change of the terms of this Agreement shall bind a party unless in writing and signed by duly authorized representatives of the other parties.

20.	Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable and the unenforceable provisions shall be replaced by mutually acceptable provisions which, being valid, legal and enforceable, come closest to the intention of the parties underlying the invalid or unenforceable provision.

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21	Governing Law. The validity, construction and interpretation of this Agreement, and the rights and duties of the parties, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

22.	Authority. Each party has full power and authority to enter into and perform this Agreement and the person signing this Agreement on behalf of each party hereto has been properly authorized and empowered to enter into this Agreement.

23.	Joint and Several Liability. Xenogen and XenogenBio shall be jointly and severally liable under this Agreement and Charles River may proceed against either one without having commenced any action or obtained any judgment against the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated above.

Charles River Laboratories, Inc.

By:	/s/ Illegible

Print Name:

Title:

Xenogen Biosciences Corporation:

By:	/s/ Pamela Reilly Contag

Print Name:	Pamela Reilly Contag

Title:	CEO

Xenogen Corporation:

By:	/s/ Pamela Reilly Contag

Print Name:	Pamela Reilly Contag

Title:	President

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EXHIBIT A

DESCRIPTION OF CREATION SERVICES

Creation Services is broadly defined as the standard and custom services offered to create transgenic, knockout or mutant animals. May involve part of (e.g., creation of construct only) or the entire creation process, including:

Transgenic Production Programs (pronuclear microinjection) including:

•	DNA microinjection

•	Gene integration analysis

•	Design and generation of transgenes

•	Custom microinjection programs

Custom Gene Targeting Programs

•	Transfection using targeting construct through breeding of mice

•	ES cell transfection

•	Blastocyst injection

•	Custom gene targeting programs

It is understood that Creation Services specifically excludes sublicenses to distribute the resulting transgenic, knockout or mutant animals or any follow-on or other services related to those animals.

It is understood that Creation Services includes specialty custom creation projects, including projects to create custom light producing transgenic animals (LPTA™ animal models).

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EXHIBIT B

MARKETING PLAN

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Charles River Laboratories 2003 Tradeshow Schedule

Distribution Date: 1-27-03

Gray Line Items = Indicates shows/events under consideration, non-exhibit events, cancelled events

White Line Items = Confirmed shows

Listing is subject to change

CRL will cover the cost of one Booth/Exhibit Hall registration for a Xenogen attendee, if desired, for any show. Publication, posters, platform presentations by a Xenogen scientist are encouraged.

A Xenogen representative is welcome to participate in pre-show planning meetings. Xenogen literature will be

Available and distributed as noted.

Past = Not available due to the date

N/R = Not Recommended for Xenogen

Optional = Xenogen may want to attend (pre-show planning meeting may help to make that decision).

DATE	TRADESHOW / EVENT	LOCATION	BUSINESS	Xenogen Brochures
JAN 14	Albert Einstein College of Medicine	Bronx, NY	Rodent/Transgenic	Past
JAN 27-31	Sales Meeting	Boston, MA	N/A	Past
JAN 30-31	SEAALAS	Atlanta, GA	Sponsor Only	Past
JAN 30	Texas Medical Center BioFaire	Houston, TX	Rodent/Transg	Past
JAN 31	Texas A & M University BioFaire	College Station, TX	Rodent/Transg	Past
FEB 5	Harvard Vendor Day	Cambridge, MA	Rodent/Transgenic	Past
Past, N/R
Past
Past, N/R
		Lake Buena Vista, FL		Past
		Washington, DC		Past, N/R
FEB 25	Pediatric Drug Development Post Conference Workshop	Washington, DC	DDS	Past, N/R
FEB 27	University of Florida BioFaire	Gainesville, FL	Rodent/Transgenic	Past
MARCH 3-4		La Jolla, CA		Past, N/R
MARCH 5-7		La Jolla, CA		Past, N/R
		Durham, NC	Rodent/Transgenic	Past
	Research Triangle Park BioFaire	Durham, NC	Rodent/Transgenic	Past
MARCH 9-13	SOT	Salt Lake City, UT	All Businesses	Past

•      C. Adams, L. Arp, D. Auyeung, T. Barfknecht, J. Barnett, G. Beattie, J. Beaver, L. Black, K. Bonnette, K. Braybrook, T. Buono, M. Butt, R. Cavallaro, C. Chan, G. Chellman, T. Claggett, C. Clifford, M. Cunningham, D. Curry, S. Cyrek, G. Dearlove, K. Denny, T. Dicke, S. Eldridge, R. Erwin, H. Esber, K. Ewing, D Forbes, J. Foster

		• M. Giknis, N. Gillett, M. Godin, A. Hall, H, Helle, S. Hersey, A. Hoberman, B. Hobson, M. Horner, I. Jester, J. Kapeghian, T. Kern, D. Kornbrust, G. Knutsen, J. LaBarge, P. Lappin, D. Learn	• A. Trombino, L. Turner, M. Willis, A. Wilson, S. Wilson, R. York, T. Zoetis

MAR 12	WA Branch AALAS Spring Trade Fair	Seattle, WA	Rodent/Transgenic	Past

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• MAR 19-21 DATE CORRECTION!	District 4 AALAS	Raleigh, NC	Rodent/Transgenic	Past
MARCH 20	University of Arizona BioFaire	Tucson, AZ	Rodent/Transg	Past
APRIL 2-4	• Texas/Louisiana Joint AALAS	Galveston, TX	Rodent/Transgenic	Yes
APRIL 3	Washington University Bio Faire	St. Louis, MO	Rodent/Transgenic	Yes
APRIL 5-9			Rodent/Transgenic	Yes
			Rodent/Transgenic	Yes
APR 11-15	Experimental Biology	San Diego, CA	Consomic, ZDF, Surgical, DSI, Transgenic	Yes
APRIL 17	Los Angeles Vendor Showcase	Los Angeles, CA	Rodent/Transgenic • LAL	Yes
APRIL 24	University of Illinios BioFaire	Chicago, IL	Rodent/Transgenic • LAL	Yes
APR 24-25	FDA Science Forum	Washington, DC	N/A	N/R
APR 30–MAY 3	Society for Biomaterials			N/R
MAY 1	Emory University BioFaire		Rodent/Transgenic	Yes
MAY 3-7	Wound Healing Society 13th Annual	Seattle, WA	DDS/Rodent Diabetic Model	Optional
MAY 4-7	Waterside Monocional B-T-B w/Transgenic BioProcessing	San Francisco, CA	BPS	N/R
MAY 7	Waterside Monoclonal Workshop	San Francisco, CA	BPS	N/R
	ARVO	Fort Lauderdale, FL		N/R
MAY 8-9	Transgenics BioProcessing B-T-B w/Waterside (May 4-7)	San Francisco, CA	BPS	N/R
MAY 13-17	Am Society of Hypertension	NY, NY	Rodent CV Models, Surgical Svcs, DSI / DDS	Optional
MAY 14-15	Quad AALAS	Albany, NY	Rodent	Yes
	CHI Recombinant Antibodies			N/R
	Baylor College of Medicine Vendor			Yes
MAY 15	University of Utah BioFaire	Salt Lake City, UT	Rodent/Transg • LAL	N/R
MAY 18-22	ASM	Washington, DC	LAL	N/R
MAY 28	San Diego Discussion Group	San Deigo, CA		N/R
JUNE 2003	DDS Symposium	TBD		N/R
JUNE ??			DDS	N/R
JUNE 2-4				N/R
JUNE 4-8	ASGT	Washington, DC	BPS/DDS/Transg	Yes
JUNE 8-12	ASMS	Montreal, CANADA	DDS	N/R
Yes
JUNE 10-13	FDA/IAB “State of the Art Analytical Methods for Characterization of Biological Products	Bethesda, MD	N/A	N/R
JUNE 11	University of CA Berkley	Berkeley, CA	Rodent/Transg	Yes
JUNE 12	San Franscisco Vendor Showcase	San Francisco, CA	Rodent/Transg LAL	Yes
JUNE 14-16	ADA	New Orleans, LA	Rodent Disease Models	Yes

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JUNE 14-17	AAMI	Long Beach, CA	LAL	N/R
JUNE 15-19	DIA	San Antonio, TX	Milestone	N/R
JUNE 16-19	STP	Savannah, GA	DDS	N/R
JUNE 16-19	CRL Short Course	Danvers, MA		2004 Possible
JUNE 18-19	Beyond Genome 2003 Proteomics. Applications in Therapeutic and Diagnostic Development	San Diego, CA	PROTEOMICS	Optional
JUNE 18-21	Endocrine	Philadelphia, PA	Rodent Disease Models/Transgenic	Yes
JUNE 18-20	LAMA Annual Meeting	San Juan, PR	Attendees ONLY	N/R
JUNE 19	University of PA	Philadelphia, PA	Rodent/Transgenic	Yes
JUNE 21-25	SNM 50th Annual Meeting	New Orleans, LA	LAL	N/R
JUNE 22-25	BIO	Washington, DC	All Businesses	Yes
JUNE 25	University of Wisconsin	Madison, WI	Rodent Consomic/Transgenic	Yes
JULY 12-14	Raw Materials & Contract Services	Newport Beach, CA	BPS	N/R
JULY 17	University of Michigan BioFaire	Ann Arbor, MI	Rodent/Transgenic	Yes
JULY 31	University of Pittsburgh BioFaire	Pittsburg, PA	Rodent/Transgenic	Yes
AUG 6	University of Minnesota	Minneapolis, MN	Rodent LAL	Optional
AUG 10-15	IBC’s Drug Discovery Technology	Boston, MA	DDS	Optional
AUG 12	University of Texas, San Antonio	San Antonio, TX	Rodent/Transgenic	Yes
AUG 14	Texas Medical Center, Houston	Houston, TX	Rodent/Transgenic	Yes
AUG 28	University of WA, Seattle	Seattle, WA	Rodent/Transgenic LAL	Yes
FALL 2003	Co-Sponsor NESOT Meeting w/Novartis	TBD	DDS	N/R
SEPT ??	Cal Tech	Pasadena, CA	Rodent/Transgenic	Yes
SEPT 22-25	Cell & Tissue	Memphis, TN	BPS	N/R
SEPT ??	NCAB AALAS	??	Rodent/Transgenic	Yes
SEPT 4	University of CA, San Diego	San Diego, CA	Rodent/Transgenic LAL	Yes
SEPT 8-12	PDA/FDA Joint Regulatory Cont.	Washington, DC	LAL/BPS	N/R
SEPT 14-17	PBA	Orlando, FL	DDS	N/R
SEPT 17-18	Harvard Research Festival	Boston, MA	Rodent/Transgenic LAL	Yes
SEPT 18	Ohio State University BioFaire	Columbus, OH	Rodent/Transgenic	Yes
SEPT 21-24	Heart Failure	Las Vegas, NV	Rodent Disease Models, DDS	Optional
SEPT 24	University of Missouri BioFaire	Columbia, MO	Rodent/Transgenic	N/R
OCT 1-4	Academy of Surgical Research	St. Louis, MO	Rodent Surg/DDS	N/R

Confidential - Xenogen Corporation

OCT 6-10	Genomics on Target	Boston, MA	GTS, TG, Consomic Rats, DDS	Yes
OCT 11-15	NAASO	Ft Lauderdale, FL	Rodent Disease Models	Optional
OCT 15	University of CA, Irvine BioFaire	Irvine, CA	Rodent/Transge nic	Yes
OCT 12-16	National AALAS	Seattle, WA	All Businesses	Yes
OCT 12-16	ISSX	Providence, RI	MAP / BAC	N/R
OCT 16-17	NIH Research Festival	Bethesda, MD	Rodent/Transge nic	Yes
OCT 26 –30	AAPS	Salt Lake City, UT	MAP /BAC/ BPS	Optional
NOV ??	Viral Vectors	Las Vegas, NV	BPS	N/R
NOV ??	Viral Vectors Workshop	Las Vegas, NV		N/R
NOV ??	Biopharmaceutical Production Wk Recovery & Purification Portion Only	West Coast	BPS	N/R
NOV 2-5	ACT	Washington, DC	DDS	N/R
NOV 8-13	Neuroscience	New Orleans, LA	Rodent/Transg/ DDS	Yes
NOV 9-12	AHA	Orlando, FL	Rodent / DDS	Optional
NOV 10-12	PDA	Atlanta, GA	LAL	N/R
NOV 12-17	ASN	San Diego, CA	Rodent	Yes
NOV 20	University of Alabama BioFaire	Birmingham, AL	Rodent/Transge nic	Yes
DEC 11	LSU & Tulane University Health Sciences Centers	New Orleans, LA	Rodent/Transge nic	Yes

Confidential - Xenogen Corporation

•	DISTRICT 8 AALAS WILL NOT BE HELD IN 2003 DUE TO NATIONAL AALAS LOCATION ON WEST COAST (Seattle, WA)

~KEY~

AACR ~ American Association for Cancer Research

AACC ~ Am Association of Clinical Chemistry

AAMI ~ Assoc for the Advancement of Medical Instru.

AAPS ~ Am Association of Pharmaceutical Scientists

AALAS ~ Am Association for Lab Animal Science

ACC ~ American College of Cardiology

ACS ~ American College of Surgeons

ACS ~ American Chemical Society

ACT ~ American College of Toxicology

ACVP ~ Am College of Vet Pathologists

ADA ~ American Diabetes Association

AFSTAL ~ French Assoc for Lab Animal Science

AHA ~ American Heart Association

ARVO ~ Assoc for Rsch in Vision in Ophthalmology

ASCB ~ American Society for Cell Biology

ASGT ~ Am Society of Gene Therapy

ASHP ~ Am Soc of Health-System Pharmacists

ASM ~ American Society of Microbiology

ASMS ~ American Society for Mass Spectrometry

ASN ~ American Society of Nephrology

ASBMB ~ Am.Society/Biochemistry/Molecular/Bio

AUA ~ American Urological Association

BGVV ~ (translation) Institution of healthy, consumer protection and vet medicine

BIO ~ Biotechnology Industry Organization

CBI ~ Center for Business Intelligence

CHI ~ Cambridge Healthtech Institute

DIA ~ Drug Information Association

DSI ~ Data Sciences International

ENDO ~ The Endocrine Society

ETS ~ European Teratology Society

HBM ~ Human Brain Mapping

IAT ~ Institute of Animal Technology Cong

IBC ~ International Business Communications

IRA ~ Inflammation Research Association

ISSX ~ Intn’l Soc for the Study of Xenobiogen

LASA ~ Laboratory Animal Science Winter

MBC ~ Massachusetts Biotech Council

MDM ~ Medical Design & Manufacturing

NAASO ~ North Am Assoc for the Study of Obesity

NEDMDG ~ New England Drug Metabolism Discussion Group

NIH ~ National Institutes of Health

Confidential - Xenogen Corporation

EXHIBIT C

ANNUAL FEE PAYMENT SCHEDULE

Days after Effective Date or Anniversary of Effective Date*	2003	2004
90 days	***	***
120 days	***	***
270 days	***	***
360 days	***	***
December 31**	Prorated amount of next payment, next payment is less December 31st payment	Prorated amount of next payment, next payment is less December 31st, payment

*	Effective day is day one

**	***

Confidential - Xenogen Corporation

***	Confidential treatment requested

EXHIBIT D

EXCLUSIONS FROM REVENUE

For these third party customers, only revenue for Creation Services in calendar year 2003 that is above the amount stated below will be paid as described above.

***

Confidential - Xenogen Corporation

***	Confidential treatment requested